Exhibit 10.1

                                                         Draft of March 29, 2006

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is entered into this 4th day of April, 2006, by and between, Klinger Advanced Aesthetics, Inc., a Delaware Corporation (hereafter "KAA) and Mark Potter ("Potter") an individual whose address is 408 Hall Street, Conroe Texas 77301, and Atlantis Laboratories, Inc. ("Atlantis"), a Texas Corporation, which is wholly owned by Mark Potter.

         WHEREAS, Potter and Atlantis develop, formulate, and produce skin care products for cosmetic companies ("Services"); and

         WHEREAS, Potter and Atlantis have provided Services to KAA; and

         WHEREAS, KAA is rapidly developing products that require a majority of Potter's and Atlantis's formulation time; and

         WHEREAS, Potter and Atlantis and KAA desire to strengthen their business relationship; and

         WHEREAS, Potter and Atlantis and KAA wish to enter into a formal written agreement setting forth the terms and conditions under which Potter and Atlantis will render Services to KAA.

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for other valuable consideration, the sufficiency of which is hereby acknowledged by KAA and Potter and Atlantis ("the Parties"), the Parties do hereby agree as follows:

1. KAA Objectives. The Parties acknowledge that KAA desires to achieve the following as rapidly as possible:

         A. Expand the number of product types in KAA's over the counter Cosmedicine (TM) line, and have such products produced and shipped by Atlantis for sale at KAA's spa and salon facilities and other retail outlets.

         B. Formulate and develop an enhanced version of Cosmedicine, and have such products produced and shipped by Atlantis for sale to KAA's distributor.

         C. Formulate and develop a foundation cosmetic line and have such products produced and shipped by Atlantis for sale at KAA's spa and salon facilities and other retail outlets.

         D. Formulate and develop a hair care product line and have such products produced and shipped by Atlantis for sale at KAA's spa and salon facilities and other retail outlets.

         E. Formulate and develop a cosmetics line and have such products produced and shipped by Atlantis for sale at KAA's spa and salon facilities and other retail outlets.

2. Services to be Performed. Potter and Atlantis shall each use their best efforts to provide all Services necessary to meet all KAA objectives listed in paragraph 1 above. Potter and Atlantis shall provide Services to KAA at the direction of KAA. KAA shall specify the priorities and will work with Potter and Atlantis to create a project management schedule and timeline in order to bring the products to market. Potter and Atlantis shall perform all work in a diligent manner and use their best efforts to meet this deadline. All formulas and products created on behalf of and for KAA are exclusive to KAA and will only be sold to KAA. Potter and Atlantis agree not to sell, provide, grant, license or otherwise transfer any product or formula created on behalf of and for KAA to any other company or person.

3. Product Purchases. KAA shall pay Atlantis, a Bulk Rate for all products that KAA purchases from Atlantis. Bulk Rate is defined as the direct out of pocket cost of raw materials to manufacture the product plus an additional percentage of the cost of such raw materials depending upon the quantity purchased. For orders over 1,600 kilos, KAA shall pay an additional fifteen percent (15%) of the cost of raw materials; for orders between 201-1599 kilos KAA shall pay an additional twenty percent (20%) of the cost of raw materials; for orders less than 200 kilos KAA shall pay an additional twenty five (25%) of the cost of raw materials. KAA endeavors to purchase from Atlantis $1,200,000 at Bulk Rate in calendar year 2006. All purchases shall be in accordance with industry custom with respect to payment, shipping insurance, freight charges and the like and as shall otherwise be agreed by the parties. Potter and Atlantis shall deliver products within industry standard time frames. Provided that there are no circumstances outside the control of Potter and Atlantis, it is agreed that industry standard shall be 10 weeks for Potter and Atlantis to manufacture the product once all raw materials are received. Potter and Atlantis shall take commercially reasonable steps to obtain all necessary raw materials. Provided that there has not been a default under this Agreement or under the $392,200 loan dated 4/4/06 and the construction loan dated 4/4/06 between KAA and Potter and Atlantis (the two loans shall collectively be referred to as the" Loans", beginning with calendar year 2006 KAA shall annually purchase at Bulk Rate at least one million two hundred thousand dollars ($1,200,000) of product from Atlantis through the initial term of this Agreement. During the Term(s) of this Agreement, Atlantis and Potter agree so long as KAA is in compliance with this Agreement, they will supply KAA with all products it requires and which KAA orders in accordance with this Agreement.

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4.       Consulting  Fee.  During the initial five (5) year term,  KAA shall pay
         Potter an annual consulting fee of $207,000. Such consulting fee shall be paid monthly in an amount of $17,250. In exchange for such consulting payments, Potter shall make himself available at reasonable times to work with KAA to enable KAA to achieve the objectives set forth in this Agreement. Payments under this section shall cease upon the death of Potter or upon Potter becoming disabled, default under the Loans by Potter or Atlantis or upon termination of this Agreement,
         whichever   shall  first  occur.  If  KAA  becomes   bankrupt,   ceases
         operations, or is taken over, the consulting fee payable during the initial term of this agreement shall continued to be paid to Potter. If the consulting fee is not paid to Potter during the initial term of this Agreement, Potter is entitled to set off such amounts owed to him against the amounts owing under the Loans.

5. Stock Options. KAA shall grant Mark Potter 150,000 options of KAA Common Stock on a pre-merger basis. The stock options will vest over 4 years (25% per year) and will have an exercise price of $2.50 per share. Such options will be in accordance with KAA's standard stock option plan and related agreements.

6. Independent Contractor Status. It is the express intention of the Parties that Potter and Atlantis are independent contractors and not an employees, agents, joint venturers or partners of KAA. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between KAA and Potter or Atlantis, or creating or establishing the relationship of KAA as a principal, partner or agent of Potter or Atlantis. All Parties acknowledge that Potter is not an employee for state or federal tax purposes. Potter and Atlantis acknowledge that he is responsible for payment of withholding and/or all other taxes with respect to all consulting fees or other payments that may be due under this Agreement.

7. Warranty of Products. Atlantis and Potter represent and warrant that all of the products to be supplied to KAA hereunder shall be manufactured in accordance with industry standards all applicable governmental rules and requirements and shall be fit for the use intended. Atlantis and Potter agree to indemnify and hold KAA and all of its affiliates harmless from and against any claim that the products do not comply with industry standards. Atlantis and Potter further agree to obtain product liability insurance in amounts requested by KAA with respect to product liability and other matters arising out of the manufacture and providing the products to KAA by Atlantis.

8. Term. The Parties acknowledge and agree that the Initial Term of this Agreement shall commence on the date of this Agreement and shall terminate at the later of (i) five years (5) years or (ii) either default or full repayment of the Loans. Unless earlier terminated in accordance with this Agreement, at the end of each 5 year term this Agreement shall renew automatically for additional five (5) year terms. At the end of each five (5) term, the Parties shall review and if needed shall modify the economics. Notwithstanding the foregoing, this Agreement shall terminate earlier in the event of the bankruptcy or insolvency of any party or in the event of a material breach by a party of his or its obligations and/or representations in this Agreement, which breach shall not be cured after written notice and a reasonable opportunity to cure.

9. Facility Loan. KAA agrees to loan up to a total of one million one hundred thousand dollars ($1,100.000) to Potter so that Potter can purchase land and build a building for Atlantis's laboratory and manufacturing facility. KAA will initially loan Potter $450,000 to purchase the land. KAA will then make further loan advances based on construction progress. The further loan advances shall be standard construction loans and payable only upon receipt of proper sworn statements and waivers of liens. The interest rate of the Loans shall be six and one-half percent per annum (6.5%). The term of the Loans shall be for ten (10) years. The Loans will be pursuant to a separate loan agreements and applicable deeds of trusts and security instruments. Potter can prepay the Loans at anytime without penalty.

10. Escrow Agreement. Execution by the Parties of the Escrow Agreement of even date herewith between Potter, Atlantis, KAA and the escrow agent is a condition precedent to this Agreement. The Parties will agree to who both the escrow agent and the third party verifier are prior to execution of this Agreement and that all conditions of the escrow agreement will be met including that all the formulas, manufacturing procedures, specifications and details will be independently verified and placed in escrow.

11. Formulator, Researcher, and Plant Manager KAA agrees to reimburse Atlantis for Atlantis to hire a formulator(s), full time researcher(s) and a plant manager (collectively referred to as "Atlantis Employees") at market rates for such positions. Atlantis Employees shall be employees of Atlantis and shall be under the direction of Potter. The Parties shall mutually agree on the cost to KAA of Atlantis Employees based upon the percentage of time devote to KAA research, formulation, and production. The Parties shall review the cost of the Atlantis Employees and the allocation of such cost at least annually. The Parties agree that if the volume of purchases and the volume of work dictate, Potter will hire and KAA will reimburse Atlantis for additional staff members as the circumstances warrant. The Plant Manger shall be an employee of Atlantis and under the direction of Potter, and KAA shall have the right to approve such person. The Atlantis Employees will devote as much of their time necessary to to KAA as necessary to meet KAA's under this Agreement.


12. Obligations of Potter. During the first 12 months of the Agreement, Potter agrees to spend a majority of his formulation time on behalf of KAA When KAA begins purchasing in excess of $5,000,000 at Bulk Rate annually, Potter agrees to devote at least 90% of his formulation time to KAA product development requirements. Potter shall perform services on behalf of KAA per the direction of KAA.

13. Nondisclosure of Confidential Information. All the formulas for all products formulated on behalf of KAA by Potter and Atlantis shall be confidential information. Potter and Atlantis employees, agents, or contractors shall not disclose to any person other than KAA employees or employees of Potter and Atlantis any Confidential Information. KAA employees, agents, or contractors shall not disclose to any person other than Atlantis employees or employees of KAA any confidential information. All employees of Atlantis and KAA who have access to, knowledge of, or receive confidential information shall sign a confidentiality agreement, a copy of which is attached as Exhibit A. All confidential information indicated above and all other information, including but not limited to files, records, documents, data, lists, and similar items relating to the business of KAA or Atlantis, business practices, its clients, customers, strategic partners, suppliers or employees, whether prepared by the parties or otherwise coming into their possession, shall remain confidential. The parties agree to be liable for all damages to the other party that arise due to a disclosure of any confidential information to a third party. The parties agree that the duties to not disclose confidential information is an on going duty and such duty shall survive the term(s) of this Agreement.

14. Non-Compete. Potter and Atlantis agree that the formulas developed for KAA are proprietary and shall not be used by Potter and Atlantis for any purpose other than on behalf of KAA and shall not be utilized in products sold by anyone other than KAA. Potter and Atlantis also agree that they shall not, directly, or indirectly (whether as an employee, agent, consultant, joint venture, partner, lender, investor, owner, shareholder, director, officer or in any other capacity):

         A. Except for businesses already owned by Potter or Atlantis as set forth in Exhibit B hereto, acquire or own in any manner, any interest in any entity engaged in the business conducted by KAA;

         B. Render Services for any customer of KAA unless KAA has given express consent:

         C. Induce, solicit, divert, take away or attempt to induce, solicit, divert or take away any employee of KAA, to become an employee of, be the agent for, become affiliated with or be a consultant or independent contractor to, any other business, organization or entity other than KAA;

         D. Induce, canvass, solicit, divert, take away, accept or attempt to induce, canvass, solicit, divert, take away or accept any business from any of KAA's customers;

         E. Request or advise any customers to withdraw, curtail or cancel such customers' business or affiliation with KAA or request or advise any employees to withdraw, curtail, terminate or cancel their employment or association with KAA;

         F. Disclose to any person, firm, corporation or any other business entity the names or addresses of any of the customers or employees of KAA.

15. Injunctive Relief. As irreparable damage will result to KAA in the event of a threatened or actual breach of any of the provisions of this Agreement, in the event of a threatened or actual breach, in whole or in part, of the provisions of this Agreement, KAA shall be entitled to injunctive relief restraining Potter and Atlantis from such a breach in addition to any and all other legal or equitable remedies and damages available to KAA. Potter and Atlantis acknowledge that an adequate remedy at law does not exist. Should injunctive relief become necessary to enforce this Agreement, Potter and Atlantis shall be liable for the payment of the attorney fees incurred by KAA in seeking the injunctive relief.

16. Notices. Any notices required or permitted to be sent hereunder shall be served personally or by overnight courier, or by registered or certified mail, return receipt requested, to the addresses stated below for Potter and Atlantis and KAA:

                  If to KAA:             Wade Haddad
                                         Klinger Advanced Aesthetics, Inc.
                                         501 Merritt 7, 5th Floor
                                         Norwalk, CT 06851

                  If to Potter:          Mark Potter
                                         408 Hall Street
                                         Conroe, Texas 77301

                  If to Atlantis         Atlantis Laboratories, Inc.
                                         c/o Mark Potter
                                         408 Hall Street
                                         Conroe, Texas 77301

17. Entire Agreement. This instrument contains the entire agreement of the Parties and supersedes any and all other agreement, either oral or in writing, between the Parties hereto, if any, with respect to the subject matter hereof. This Agreement may be amended only by a written agreement executed by the Parties. It may not be changed orally, but only by agreement, in writing, signed by the Party against whom enforcement of any waiver, change modification, extension or discharge is sought.

18. Set Off. The parties acknowledge that concurrently herewith, KAA is loaning to Potter and Atlantis monies pursuant to the Loans to enable Potter and Atlantis to purchase land and build a facility for producing products for KAA. The parties agree that in addition to all other rights of the parties herein, that KAA shall have the right to set off any amounts owing under this Agreement to Potter and/or Atlantis for any and all amounts that may be owing from Potter and/or Atlantis to KAA pursuant to the Loans as the same may be amended from time to time and including such additional documents as may be executed by the parties in furtherance of the project referred to in the Loans including any further construction loans heretofore made by KAA to Potter and Atlantis in connection with the project.

19. Governing Law. This Agreement has been delivered to and accepted by the Parties and will be deemed to be made in the State of Texas. This Agreement will be interpreted and the rights and liabilities of the Parties determined in accordance with the laws of the State of Texas. All disputes hereunder may be brought only in a court of competent jurisdiction in Conroe or Montgomery Counties, Texas. The Parties hereby irrevocably consent to the exclusive jurisdiction of such court. The Parties agree that the venue provided above is the most convenient forum for both, and both Parties waive any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

20. Collection Costs. In the event that one of the Parties breaches this Agreement, the Prevailing Party that prevails in any legal action related to this agreement, ("Prevailing Party" being defined as the plaintiff receiving a money judgment award or equitable award in its favor or the defendant receiving a no cause of action verdict a money judgment award or equitable award on a counterclaim.) The Prevailing Party shall be entitled to recover all costs, expenses and actual attorneys' fees incurred due to the litigation.

21.      Counterparts   and  Facsimile.   This  Agreement  may  be  executed  in
         counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

22. Severability. It is intended that the sections, paragraphs and subparagraphs of this Agreement shall be separable, and if the restraint in one or more of said paragraphs or subparagraphs shall be held to be invalid by a court of final, competent jurisdiction, this Agreement shall be considered to be amended to exclude any such invalid paragraphs or subparagraphs or portions thereof held invalid, and there shall be substituted there for the maximum permissible restraint, it being the intent of the parties hereto to give the maximum permitted effect to the restrictions set forth herein. Potter and Atlantis agrees that the confidentiality provisions in Paragraph 13 and the scope of restrictions in Paragraph 14 are necessary for the protection of KAA. However, if a court of competent jurisdiction finds them invalid, Potter and Atlantis agrees to any reduced confidentiality, time or scope limitations that would not be held invalid.

23. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors and assigns including but not limited to any transferee of the business, stock or assets of KAA or the Cosmedicine division of KAA.

         IN WITNESS WHEREOF, the Parties have executed this Consulting Agreement on the date first above written.

                                            ADVANCED AESTHETICS, INC., a
                                            Delaware corporation

                                            By:   /s/ Richard Rakowski
                                                  --------------------
                                            Name: Richard Rakowski
                                            Its:  CEO/President

                                            MARK POTTER, an individual:

                                            /s/ Mark Potter
                                            --------------------------
                                            Mark Potter

                                            ATLANTIS LABORATORIES, INC., a Texas
                                            Corporation

                                            By:   /s/ Mark Potter
                                                  --------------------------
                                            Name: Mark Potter
                                            Its:  President

                                    Exhibit A

                           Confidentiality Agreement

      This Confidentiality Agreement (the "Agreement") is entered into this ___ day of January, 2006, by _______________________ ("Receipent"), who is an
employee, agent, or contractor of Atlantis Laboratories, Inc.

RECITALS:

      WHEREAS,  Receipent by his/her  relationship  with  Atlantis  Laboratoires
(Atlantis)  may  receive,   possess  or  be  exposed  to  certain   confidential
information of Klinger Advanced Aesthetics (KAA);

      WHEREAS, It is necessary and critical for KAA and Atlantis that certain confidential information of KAA remain confidential;

      WHEREAS, Atlantis would not hire or contract with Receipent absent Receipent's agreeing to this Agreement.

      NOW, THEREFORE, in consideration of the above Recitals, Receipent agree as follows:

      1. CONFIDENTIAL AND PROPRIETARY NATURE OF THE INFORMATION. Recipient acknowledges that certain information of KAA including actual and projected financial statements of KAA, together with other non-public information concerning KAA and its business strategy including current and future business and marketing plans, strategies, strategic alliances and objectives; certain current and future technology processes, methods, techniques, plans, formulations, systems and applications; technology and product test results and data; current and future product plans; apparatus, blueprints, schematics or devices; intellectual property including potentially patentable subject matter, trade secrets, and copyrights; and other technical and business data and information related to product, systems, processes, methods and services , which KAA may provide to Atlantis and Recipient and analyses, compilations, studies or other documents prepared by Atlantis which contain or otherwise reflect such information, are hereinafter referred to as the "Information". Recipient agrees that Information is confidential and proprietary and agrees to hold and keep such information confidential.

      2. RESTRICTED USE OF CONFIDENTIAL INFORMATION. Recipient agrees that the Information will be kept confidential by Recipient and will not be disclosed by Recipient to any person.

      Recipient acknowledges that KAA's securities are registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and that KAA's common stock is publicly traded. Recipient specifically acknowledges that Recipient to enter into this Agreement so that KAA will be exempt from any requirement to disclose material non-public information provided to Recipient in accordance with the exemption set forth in Rule 100(b)(2)(ii) of SEC Regulation FD. Accordingly, Recipient agrees that so long as Recipient possesses material non-public information about KAA that may be considered "material non-public information" for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including Regulation FD, Recipient shall not purchase or sell, in any way, shape or form (including, but not limited to, pursuant to a "hedging" transaction (whether or not such transaction involves the actual exchange of securities) or "short selling"), directly or indirectly, KAA's securities, publicly or privately.

      3. LEGAL PROCEEDINGS. If Recipient is requested or become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a regulatory body to make any disclosure that is prohibited or otherwise constrained by this Agreement, the Recipient will provide KAA with prompt notice of such request so that it may seek an appropriate protective order or other appropriate remedy.

      4. RETURN OF CONFIDENTIAL INFORMATION. When the relationship between Recipient and Atlantis terminates, (a) Recipient (i) will promptly deliver to Altantis all Information concerning KAA together with all copies and summaries thereof in the possession or under the control of Recipient, and
      (ii) will destroy materials generated by Recipient that include or refer to any part of the Confidential Information, without retaining a copy of any such material.

      5.  REMEDIES.  The  Recipient  agrees  to  indemnify  and hold KAA and its shareholders harmless from any damages, loss, cost, or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure of the Information or other violation of this Agreement. In addition, because an award of money damages (whether pursuant to the foregoing sentence or otherwise) would be inadequate for any breach of this agreement by the Recipient and any such breach would cause KAA irreparable harm, the Recipient also agrees that, in the event of any breach or threatened breach of this agreement, KAA will also be entitled to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this agreement but will be in addition to all other remedies available at law or equity to the KAA.

      IN WITNESS WHEREOF, Recipient has executed this Confidentiality Agreement as of the date first above written.

RECIPIENT


Print Name:________________________

WITNESS:

                                    Exhibit B

                           Confidentiality Agreement


      This Confidentiality Agreement (the "Agreement") is entered into this ___ day of January, 2006, by _______________________ ("Receipent"), who is an
employee, agent, or contractor of Klinger Advanced Aesthetics (KAA).

                                   RECITALS:

      Whereas, Receipent by his/her relationship with may receive, possess or be exposed to certain confidential information of Atlantis Laboratoires, Inc. ("ATLANTIS");

      Whereas, It is necessary and critical for Atlantis and KAA that certain confidential information of ATLANTIS remain confidential;

      Whereas, Atlantis would not hire or contract with Receipent absent Receipent's agreeing to this Agreement.

      NOW, THEREFORE, in consideration of the above Recitals, Receipent agree as follows:

      1. CONFIDENTIAL AND PROPRIETARY NATURE OF THE INFORMATION. Recipient acknowledges that certain information of ATLANTIS including actual and projected financial statements of ATLANTIS, together with other non-public information concerning ATLANTIS and its business strategy including current and future business and marketing plans, strategies, strategic alliances and objectives; certain current and future technology processes, methods, techniques, plans, formulations, systems and applications; technology and product test results and data; current and future product plans; apparatus, blueprints, schematics or devices; intellectual property including potentially patentable subject matter, trade secrets, and copyrights; and other technical and business data and information related to product, systems, processes, methods and services , which ATLANTIS may provide to Atlantis and Recipient and analyses, compilations, studies or other documents prepared by Atlantis which contain or otherwise reflect such information, are hereinafter referred to as the "Information". Recipient agrees that Information is confidential and proprietary and agrees to hold and keep such information confidential.

      2. RESTRICTED USE OF CONFIDENTIAL INFORMATION. Recipient agrees that the Information will be kept confidential by Recipient and will not be disclosed by Recipient to any person.

      3. LEGAL PROCEEDINGS. If Recipient is requested or become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a regulatory body to make any disclosure that is prohibited or otherwise constrained by this Agreement, the Recipient will provide ATLANTIS with prompt notice of such request so that it may seek an appropriate protective order or other appropriate remedy.

      4. RETURN OF CONFIDENTIAL INFORMATION. When the relationship between Recipient and KAA terminates, (a) Recipient (i) will promptly deliver to KAA all Information concerning ATLANTIS together with all copies and summaries thereof in the possession or under the control of Recipient, and
      (ii) will destroy materials generated by Recipient that include or refer to any part of the Confidential Information, without retaining a copy of any such material.

      5. REMEDIES. The Recipient agrees to indemnify and hold ATLANTIS and its shareholders harmless from any damages, loss, cost, or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure of the Information or other violation of this Agreement. In addition, because an award of money damages (whether pursuant to the foregoing sentence or otherwise) would be inadequate for any breach of this agreement by the Recipient and any such breach would cause ATLANTIS irreparable harm, the Recipient also agrees that, in the event of any breach or threatened breach of this agreement, ATLANTIS will also be entitled to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this agreement but will be in addition to all other remedies available at law or equity to the ATLANTIS.

      IN WITNESS WHEREOF, Recipient has executed this Confidentiality Agreement as of the date first above written.


Recipient



Print Name:________________________


Witness:

                                    Exhibit C

                    [Businesses owned by Potter and Atlantis]